Exhibit 99.1

AVI Media and Investor Contact:

Erin Cox

425.354.5140

ecox@sareptatherapeutics.com

AVI BioPharma Announces Corporate Name Change to Sarepta Therapeutics

and Stock Ticker Symbol Change to “SRPT” Effective Today

Enacts reverse stock split to strengthen financial base

Reaffirms commitment to accelerate development of first-in-class RNA-based therapies for serious and life-threatening rare and infectious diseases

BOTHELL, WA, July 12, 2012 — AVI BioPharma, Inc. (NASDAQ: AVII) today announced that it has changed its name to Sarepta Therapeutics, Inc. (“the Company”) and has effected a one-for-six reverse stock split. The name change and reverse stock split were approved by the Company’s shareholders at its Annual Meeting of Shareholders held on July 10, 2012, and the specific one-for-six ratio was agreed upon and approved by the Company’s Board of Directors. Sarepta is focused on the development of first-in-class RNA-based therapeutics to improve and save the lives of people affected by serious and life-threatening rare and infectious diseases. The Company’s development programs include its lead therapeutic candidate, eteplirsen, for the treatment of Duchenne muscular dystrophy (DMD), as well as potential treatments for the lethal hemorrhagic fever viruses Ebola and Marburg.

The Company’s common stock will trade on a split-adjusted basis on The NASDAQ Global Market when the market opens today, July 12, 2012, and will trade under the new ticker symbol (NASDAQ: SRPT).

“The introduction of our new brand, under the name of Sarepta Therapeutics, is part of a broader revitalization that represents an important and exciting new phase for our company,” said Chris Garabedian, president and CEO of Sarepta Therapeutics. “Our rapidly advancing clinical programs have positioned us on the threshold of realizing the potential of our innovative and unique RNA-based technology. We are committed to building a leading, independent biotech company, dedicated to translating our RNA-based science into transformational therapies for patients impacted by serious and life-threatening diseases.”

About the Reverse Stock Split

Upon enactment of the reverse stock split, every six shares of the Company’s issued and outstanding common stock will be automatically converted into one issued and outstanding share of common stock, without any change in par value per share. The reverse stock split will affect all issued and outstanding shares of the Company’s common stock, as well as common stock underlying stock options, warrants and other common stock based equity grants outstanding immediately prior to the effectiveness of the reverse stock split. No fractional shares will be issued in connection with the reverse stock split, but Sarepta will purchase all fractional shares that otherwise would have been issued as a result of the transaction. Shareholders who would otherwise hold a fractional share of Sarepta common stock will receive a cash payment in lieu of the fractional share based on the closing price of the Company’s common stock as quoted on The NASDAQ Global Market for the five trading days immediately preceding the effective date of the reverse stock split. Additional information about the reverse stock split and the impact it will have on the Company’s stock is set forth in the Company’s proxy statement filed with the U.S. Securities and Exchange Commission on June 13, 2012. The reverse stock split will reduce the number of shares outstanding from approximately 135.7 million to approximately 22.6 million. Concurrently, Sarepta will reduce its authorized number of common shares to 50.0 million. As a result of the reverse stock split, the Company expects to regain compliance with the $1.00 per share minimum bid price requirement for continued listing on The NASDAQ Global Market.

Computershare is acting as Sarepta’s transfer agent for the reverse stock split. Shareholders holding certificated shares or shares through a brokerage account will have their shares automatically adjusted to reflect the reverse stock split as of the effective date. The issuance of new stock certificates will not be required; however, shareholders may obtain a new certificate from Computershare if desired.

“The completion of a reverse stock split is an important step to strengthen our financial base and regain compliance with NASDAQ so that we are in a stronger position to support and advance our technology platform and our lead clinical candidate, eteplirsen, for the treatment of Duchenne muscular dystrophy,” said Mr. Garabedian.

About Sarepta Therapeutics

Sarepta Therapeutics – formerly AVI BioPharma – is focused on developing first-in-class RNA-based therapeutics to improve and save the lives of people affected by serious and life-threatening rare and infectious diseases. The Company’s diverse pipeline includes its lead program eteplirsen, for Duchenne muscular dystrophy, as well as potential treatments for some of the world’s most lethal infectious diseases. Sarepta aims to build a leading, independent biotech company dedicated to translating its RNA-based science into transformational therapeutics for patients who face significant unmet medical needs. For more information, please visit us at www.sareptatherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs, including any such statement about the effects of the reverse stock split, is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing therapeutics, including the adequacy of the Company’s capital to support the Company’s operations, the Company’s ability to raise additional funds and the potential terms of such potential financing, the Company’s ability to maintain the listing of its common stock on The NASDAQ

Global Market and the timing and prospects for the commercialization of eteplirsen and the Company’s other therapeutics currently in development. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning the Company’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as amended, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.